Exhibit 99.1

[MAXXAM Logo]

FOR IMMEDIATE RELEASE

Media Contact:

Mike Lake (214) 224-8401

MAXXAM Inc. Files Response to FDIC Appeal

Federal Court Brief Counters Baseless, Failed Agency Claims

New Orleans, LA — December 22, 2006 — In a brief filed with the U.S. Court of Appeals for the Fifth Circuit today, MAXXAM Inc. (AMEX: MXM) rejected the Federal Deposit Insurance Corporation's (FDIC) recent appeal as an attempt to prolong the inevitable and avoid paying $72 million in court-ordered sanctions to the Company and its Chairman, Charles Hurwitz.

The FDIC's appeal flies in the face of three prior conclusions — by a Federal Judge, an Office of Thrift Supervision (OTS) Administrative Law Judge, and a U.S. Congressional Task Force — which have found that the FDIC's decade-long claims against MAXXAM and Mr. Hurwitz were meritless and were improperly brought for political purpose.

"The FDIC continues to disregard its numerous rebukes for wasting taxpayer dollars in pursuit of its politically motivated and meritless litigation against a private citizen," said J. Kent Friedman, General Counsel of MAXXAM. "We are confident that the end result of this appeal will be complete exoneration for both Charles Hurwitz and MAXXAM with full recognition that the FDIC has squandered its public trust by pursuing a political claim while abandoning any semblance of fairness or responsibility."

A Decade-Long Battle

The ongoing legal battle results from a well-documented series of events in the mid-1990's. Environmental groups, Clinton administration officials and the FDIC concocted a scheme to create a more than $1 billion dollar lawsuit as leverage to force the Company to trade to the government 4,000 acres of old growth redwoods in Northern California owned by a subsidiary — a "debt for nature" swap. Using frivolous claims, and despite warnings from its internal legal counsel, the FDIC and the OTS sued Mr. Hurwitz and the Company in two separate legal proceedings, seeking in excess of $1 billion.

OTS Administrative Law Judge Arthur Shipe issued a decision in September 2001 in which he recommended that all charges against MAXXAM and Mr. Hurwitz be dismissed.  In the wake of Judge Shipe's opinion, the OTS settled with MAXXAM and Mr. Hurwitz in October 2002 for $206,000; MAXXAM and Mr. Hurwitz made no admission of wrongdoing.  The OTS settlement caused the FDIC to drop its related lawsuit against Mr. Hurwitz in November 2002.

In August 2005, U.S. District Judge Lynn Hughes issued a scathing rebuke of the FDIC's case, ordering the FDIC to pay MAXXAM and Mr. Hurwitz $72 million in legal fees.   Judge Hughes found that MAXXAM and Mr. Hurwitz "will recover their costs because the record reveals corrupt individuals within a corrupt agency with corrupt influences on it, bringing this litigation."  "This is the final stage in a suit that should have never happened," added Hughes.

"The FDIC Board and Inspector General need to take a hard look at the FDIC's past conduct as well as its current practices to make certain that it is not abusing its power in an attempt to cover up its misdeeds, " concluded Friedman.

To view MAXXAM's full brief, please visit http://161.58.184.45/MAXXAM-Response/Maxxam_Appellee_Brief.pdf.

About MAXXAM Inc.

MAXXAM Inc. (AMEX: MXM) is a publicly-traded company, headquartered in Houston, Texas, with business interests in three industries: forest products, real estate investment and development, and racing operations. For more information about MAXXAM, call 713-975-7600 or visit www.maxxaminc.com.